Exhibit 99.(k)(3)

MASTER TRANSFER AGENT AGREEMENT

This Master Transfer Agent Agreement (this “Agreement”) is made and entered into as of March 30, 2026 by and between each fund listed on Schedule A attached hereto, as may be amended from time to time (each a “Trust” and collectively, the “Trusts”) and U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“USBGFS”). The effective date applicable to each Trust is set forth in Exhibit A. Calamos Advisors LLC (the “Advisor’’) is a party to this Agreement solely for purposes of Section 8.b herein.

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company that is operated as an interval fund under the 1940 Act (as defined below); and

WHEREAS, USBGFS is, among other things, in the business of providing administration, accounting, and transfer agency functions for the benefit of its customers; and

WHEREAS, each Trust desires to retain USBGFS to provide certain services, as expressly delineated and limited herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Service Provider.

a.	Each Trust hereby appoints USBGFS as a service provider to the Trusts on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth on Exhibit B (the “Services”) in accordance with the terms and conditions of this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

b.	USBGFS shall not be bound by any Trust policies or procedures, or changes thereto, that purport to impose any additional duties, obligations, or care on USBGFS other than as expressly set forth herein, or that purport to affect in any way the Services or the manner in which they are provided.

c.	The Services set forth herein may not be modified or enlarged by implication or course of dealing between the Parties.

d.	USBGFS may use its affiliates or third-parties to provide any of the Services. Any such party shall be held to the same standard of care as USBGFS would be under this Agreement, and USBGFS shall be responsible for the provision of such Services to the same extent as if provided by USBGFS. Each Trust consents to the use of such parties and to USBGFS providing to such parties any information regarding the particular Trust or its shareholders, in compliance with the terms of this Agreement and applicable law, as may be required to provide such Services.

e.	USBGFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment (collectively, “Changes”) and agrees that it shall provide the Trusts with prior written notice as soon as reasonably possible (but USBGFS will use reasonable efforts to notify the Trusts not less than 60 days before such Changes are planned to take effect), of any Changes which, individually, or taken as a whole, are expected to have a material impact on the Services and the Trusts shall have right to terminate this Agreement.

f.	Each Trust or its agent shall furnish to USBGFS the data necessary to perform the Services described herein at such times and in such form as mutually agreed upon.

g.	The Trusts may from time-to-time request that USBGFS modify its internal operating procedures with respect to the provision of the Services, which request shall be provided in writing by a duly authorized officer of the Trusts or by any other person authorized by the Trusts to provide such request. USBGFS is under no obligation to agree to such modifications. If USBGFS agrees to comply with such request, then it shall be entitled to follow such modified operating procedure without further inquiry or diligence, and its actions or inactions in connection with following such modified operated procedures shall be deemed to be within its standard of care under Section 10 for all purposes.

2.	Compensation.

USBGFS shall be compensated for providing the Services in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit C hereto as are reasonably incurred by USBGFS in performing its duties hereunder. Each Trust shall pay all such fees and reimbursable expenses allocated to it within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. A Trust shall notify USBGFS in writing within thirty (30) calendar days following receipt of each invoice if a Trust is disputing any amounts in good faith. A Trust shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense a Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month after the due date. Notwithstanding anything to the contrary, amounts owed by a Trust to USBGFS shall only be paid out of the assets and property of the applicable Trust.

3.	Reserved.

4.	Lost Shareholder Due Diligence Searches and Servicing.

Each Trust hereby acknowledges that USBGFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Costs associated with such searches will be passed through to the applicable Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, a Trust hereby authorizes USBGFS to conduct a more in-depth search in order to seek to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge reasonable costs of such additional searches to the account of the lost shareholder. There can be no guarantee that any in-depth search will be successful.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs.

a.	Each Trust acknowledges that it had an opportunity to review, consider and approve the written procedures provided by USBGFS describing various processes used by USBGFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, each Trust has determined that the Procedures, as part of each Trust’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent the Trust from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

b.	Each Trust hereby instructs and directs USBGFS to implement the Procedures, as applicable, on each Trust’s behalf, as such may be amended from time to time. It is contemplated that these Procedures will be amended from time to time by USBGFS and any such amended Procedures will be provided to the Trusts. Should the Trusts desire that USBGFS perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in writing in the attached fee schedule.

c.	Each Trust acknowledges and agrees that although it is directing USBGFS to implement the Procedures on its behalf, USBGFS is implementing the Procedures as a service provider to the Trusts and each Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and adoption by each Trust’s board of Trustees (each a “Board”) of the applicable Trust’s own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.

d.	Each Trust further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Trusts. Each Trust has had the opportunity to discuss the Procedures with USBGFS, and each Trust understands and agrees which portions of the Procedures may not be implemented on behalf of the Trusts. Without limitation of the foregoing, USBGFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trusts and the intermediary.

e.	Each Trust hereby directs, and USBGFS acknowledges, that USBGFS shall (i) permit federal regulators access to such information and records maintained by USBGFS and relating to USBGFS’ implementation of the Procedures, on behalf of the Trusts, as they may request, and (ii) permit such federal regulators to inspect USBGFS’ implementation of the Procedures on behalf of the Trusts.

f.	USBGFS hereby agrees to provide to the Trusts:

i.	Prompt written notification of any transaction or combination of transactions that USBGFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trusts or any shareholder of the Funds

ii.	Prompt written notification of any customer(s) that USBGFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trusts agree not to communicate this information to the customer;

iii.	Any reports received by USBGFS from any government agency or applicable industry self-regulatory organization pertaining to USBGFS’ anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trusts;

iv.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (A), (B) or (C); and

v.	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trusts.

6.	Representations & Warranties.

a.	Each Trust severally hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

iv.	A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended (the “Securities Act”), has been made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings have been made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares; and

v.	All records of the Trust provided to USBGFS by the Trust or by any prior or present service provider of the Trust are, to the best of the Trust’s knowledge, accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

b.	USBGFS hereby represents and warrants to the Trusts, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

iv.	It is a registered transfer agent under the Exchange Act.

7.	Reserved.

8.	Standard of Care; Indemnification; Limitation of Liability.

a.	USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. USBGFS, its directors, officers, employees or any other controlled person shall not be liable for any good faith error of judgment; mistake of law; fraud or misconduct by the Advisor or Trusts, any other service provider to the Trusts, or any employee of the foregoing; or for any loss suffered by the Advisor, Trusts, or any third party in connection with USBGFS’ duties under this Agreement, except a loss arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this agreement or from its bad faith, negligence, or willful misconduct.

b.	Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, each Trust, severally and not jointly, shall indemnify and hold harmless USBGFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that USBGFS may sustain or incur or that may be asserted against USBGFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder in reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of a Trust, as approved by the Board of Trustees of the applicable Trust , except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct. This indemnity shall be a continuing obligation of a Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers, employees and any other controlled person. The Advisor shall, upon the reasonable request of USBGFS, reimburse USBGFS for the reasonable costs and expenses incurred by USBGFS in responding to any subpoena or governmental or regulatory inquiry, investigation, or other information request related to the Advisor, any Trust, or the Services provided by USBGFS under this Agreement.

c.	Notwithstanding any other provision of this Agreement, if each Trust has exercised reasonable care in the performance of its duties under this Agreement, USBGFS shall indemnify and hold each Trust and its trustees, officers, employees and any other person controlled by the Trusts harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorney’s fees and expenses) that the Trusts may sustain or incur or that may be asserted against the Trusts by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to such Trust’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers, employees and any other person controlled by the Trusts.

d.	In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

e.	In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trusts shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Trusts, at such times as the Trusts may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

f.	Notwithstanding anything herein to the contrary, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

g.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

h.	The indemnity and defense provisions set forth in this Section 10 shall indefinitely survive the termination and/or assignment of this Agreement.

i.	If USBGFS is acting in another capacity for the Trusts pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

j.	In conjunction with the tax services provided to the Trusts by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to the Trusts for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Trust, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to such Trust by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to the Trusts. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice.

9.	Proprietary and Confidential Information.

a.	USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trusts, all records and other information relative to each Trust and prior, present, or potential shareholders of each Trust (and clients of said shareholders) whether received from the Trusts, any Trust’s shareholders or their agents, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by a Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted governmental or regulatory authorities or pursuant to legal process, (iii) to defend a claim brought against USBGFS arising out of or related to any Services provided hereunder, or (iv) when so requested by a Trust. With respect to each exception (i) through (iv) in the preceding sentence, USBGFS shall use reasonable efforts to provide prior written notice of any disclosure of confidential information unless otherwise prohibited by applicable law, and such prior written notice shall be furnished to the applicable Trust as soon as reasonably practicable in order to afford the applicable Trust an opportunity to seek a protective order. If the applicable Trust (at its sole cost and expense) is unable to obtain or does not seek a protective order and USBGFS is legally compelled to disclose such confidential information, (i) USBGFS may, without liability to the applicable Trust, disclose only such confidential information that is legally required to be disclosed; and (ii) USBGFS will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment through protective orders, filings under seal and/or other appropriate means. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from a Trust or its agent, shall not be subject to this paragraph.

b.	USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to each Trust and its shareholders. USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the shareholders of each Trust (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Trusts or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from a Trust, USBGFS shall provide a written description of its Information Security Program. USBGFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Trusts, expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Trusts (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be directly responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with each Trust or any of its affiliates’ regulators at USBGFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

c.	Each Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where a Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Trusts or any of its employees, agents or representatives, and information that was already in the possession of the Trusts prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

d.	The Trusts shall not make or change any written representations regarding the services provided by or the responsibilities of USBGFS or its affiliates under this Agreement, whether in the applicable Trust’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to USBGFS or its affiliates any duties or responsibilities under this Agreement that are not specifically stated herein.

e.	Notwithstanding anything herein to the contrary, (i) the Trusts shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in each Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of each Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10.	Records.

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trusts, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that records relating to the services to be performed by USBGFS hereunder are the property of each Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trusts or its designee on and in accordance with its request, provided, however, that each Trust shall bear the reasonable cost of transfer, as applicable (including, without limitation, costs related to image conversions), and USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, each Trust acknowledges and agrees that if the Trust elects to use an FTP or other electronic transmission method to communicate trade instructions to USBGFS the applicable Trust shall be responsible for maintaining the Trust s records as they relate to the Trust s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

11.	Compliance with Laws.

a.	Each Trust has and retains primary responsibility for all compliance matters relating to such Trust, including but not limited to compliance with the 1940 Act; the Internal Revenue Code of 1986, as amended (the “Code”); the Sarbanes-Oxley Act of 2002 (the “SOX Act”); the USA PATRIOT Act of 2001; and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve any Trust of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto. USBGFS agrees to provide such information, and to make its representatives available, as each Trust may reasonably request.

b.	Each Trust shall immediately notify USBGFS if its fund structure materially changes or deviates from the fund structure disclosed in its current Prospectus, or if it becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust for the services provided under this Agreement. Notwithstanding the foregoing, USBGFS will be responsible for its own compliance with the laws, rules, regulations, or orders of a governmental or judicial authority of competent jurisdiction that materially impact the operations of the Trust or the services provided under this Agreement, and USBGFS will promptly notify the Trust if it becomes aware of any material non-compliance which relates to the Trust.

c.	If, and only to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Act as amended (“DPA”), are applicable to USBGFS and a Trust , or applicable to any information received, stored, processed or otherwise provided to USBGFS by or on behalf of a Trust, the following provisions shall apply:

i.	The parties agree USBGFS is a “Data Processor” under GDPR and DPA, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree USBGFS is a “Data Controller” under GDPR and DPA, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC/Counter Terrorism Financing new fund client onboarding obligations and other mandatory activities. In either case, the Trust shall ensure that it has an appropriate legal basis and, where applicable, all necessary and appropriate consents, disclosures and notices, including data subject consents, to enable the processing of “Personal Data” (as defined by GDPR and DPA) by USBGFS, the transfer of Personal Data to USBGFS, and the transfer of Personal Data by USBGFS to third countries or regulatory organizations.

ii.	The parties further agree the Trust is a “Data Controller” under GDPR and DPA, as applicable. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data. Personal Data shared in the context of this relationship may include personal data relating to investors, such as identification and contact details (e.g. name or entity name, date of birth, permanent address, email address), tax or regulatory identifiers (e.g. SSN, TIN or EIN, where applicable), and financial information (e.g. bank account details), to the extent necessary for the purposes of the relationship.

iii.	Where USBGFS acts as a Data Processor, USBGFS shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBGFS’ obligations under the Agreement, and the parties agree that any agreement between the parties in respect of service levels or written instruction from any authorized person shall constitute a written instruction for the purpose of this Section 11 and the GDPR; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBGFS is subject. In the event USBGFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.

iv.	USBGFS shall:

1.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations equivalent to those contained in this Agreement;

2.	taking into account the nature of the processing undertaken by USBGFS, implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

3.	the Trust authorizes USBGFS to:

a.	engage as sub-processors USBGFS affiliates, service providers, processors, advisers and its respective successors and assigns (including in the case of merger and acquisition or other restructuring operation) in countries that are (i) outside the European Economic Are and (ii) without an adequacy decision (“USBGFS Affiliate Sub-processors”), and

b.	transfer Personal Data to USBGFS Affiliate Sub-processors in the course of such engagement subject to USBGFS entering into appropriate safeguards, including European Commission Standard Contractual Clauses with the USBGFS Affiliate Sub-processors; and

4.	taking into account the nature of the processing, reasonably assist the Trust by appropriate technical and organizational measures, insofar as possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPA;

5.	to the extent permitted by law, notify the Trust in writing without undue delay after becoming aware of a Personal Data breach and provide the Trust with a reasonably detailed description of the Personal Data breach, the type of data that was the subject of the Personal Data breach and (to the extent known to USBGFS) the identity of each affected person, as soon as such information can be collected or otherwise becomes available, as well as all other information and cooperation which the Trust may reasonably request relating to the Personal Data breach;

6.	provide reasonable assistance to the Trust in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to USBGFS;

7.	at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law requires the storage of such Personal Data; and

8.	make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPA, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPA.

v.	Each party shall comply with any other applicable law or regulation which implements GDPR and DPA in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPA or any other applicable data protection laws.

12.	Term of Agreement; Amendment.

a.	This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (180) days prior to the end of the then current term that it will not be renewing the Agreement.

b.	Subject to Section 15, this Agreement may be terminated by either party (in whole) upon giving ninety (90) days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

c.	Either party may terminate this Agreement with respect to a Trust immediately (in whole) if the continued service of such Trust would cause such party to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction.

d.	This Agreement shall automatically terminate with respect to a Trust if such Trust fails to maintain an effective registration statement under the 1940 Act and, if applicable, the Securities Act, or appropriate state securities law filings as necessary to enable such Trust to make a continuous public offering of its shares.

e.	This Agreement may be terminated by the non-breaching party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party.

f.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Advisor (on behalf of each Trust) and authorized or approved by each Trust’s Board.

13.	Early Termination.

In the absence of a breach of a material term of this Agreement, should the Trusts elect to terminate this Agreement (in whole) prior to the end of the then current term, the Trusts agree to pay the following fees subject to the termination:

a.	all fees associated with converting services to successor service provider;

b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c.	all miscellaneous costs associated with a.-b. above.

14.	Duties in the Event of Termination.

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trusts by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the applicable Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. Each Trust, as applicable, shall also pay any fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination. USBGFS is authorized to destroy such books, records, and other data following termination in accordance with its record retention policy and applicable regulatory requirements if the Trust or its designee do not take possession of such records.

15.	Assignment.

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trusts without the written consent of USBGFS, or by USBGFS without the written consent of the Trusts accompanied by the authorization or approval of each Trust’s Board, in either case which consent shall not be unreasonably withheld.

16.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

17.	No Agency Relationship.

a.	Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

b.	Each Trust acknowledges that its Board and officers of the Trust are responsible for management of the Trust and that USBGFS has no duties or obligations to manage or control the Trust. Any duties and obligations of USBGFS are strictly limited to those set forth herein.

c.	Each Trust acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as a trustee of the Trust such person is serving in their own individual capacity at the pleasure of the shareholders of the Trust and not as a representative of USBGFS or any of its affiliates.

d.	Each Trust acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as an officer of the Trust, or in any other similar capacity, such person is engaged in such position at the direction of, and subject to the supervision and oversight of, and removal by, the Board of the Trust, and when such person is acting in such capacity they are doing so on behalf of the Trust and not as a representative of USBGFS or any of its affiliates.

18.	Services Not Exclusive.

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Regulatory Services.

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Trusts’ attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to assisting in the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. Each Trust acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Trusts and rely on outside counsel retained by the Trusts to review all services provided by USBGFS and to provide independent judgment on each Trust’s behalf. Each Trust acknowledges that because no attorney-client relationship exists between the Trusts and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

21.	Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bancorp Fund Services, LLC

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Attn: GFS Contracts

Email: GFSContracts@usbank.com

and notice to the Trusts and Advisor shall be sent to:

Calamos Advisors LLC

2020 Calamos Court

Naperville, IL 60563-2787

Attention: Legal Department (legalnotices@calamos.com)

22.	No Third-Party Rights.

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Trust) any legal or equitable right, remedy or claim under or with respect to this Agreement.

23.	Multiple Originals; Electronic Signatures.

a.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

b.	This Agreement may be executed by means of electronic signatures, and a signed copy of this Agreement transmitted by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer effective as of the last date written below.

Each of the entities set forth on Schedule A hereto (severally and not jointly)		U.S. Bancorp Fund Services, LLC

By:	/s/ Stephen Atkins	By:	/s/ Gregory Farley
Name:	Stephen Atkins	Name:	Gregory Farley
Title:	Treasurer	Title:	Senior Vice President
Date:	3/18/2026	Date:	March 19, 2026

Calamos Advisors LLC (solely for purposes of Section 8.b hereof)

By:	/s/ Stephen Atkins
Name:	Stephen Atkins
Title:	SVP, Head of Fund Administration
Date:	3/18/2026

EXHIBIT A

Trust List

Trust Name	Domicile and Entity Info	Date Added
Calamos Aksia Alternative Credit and Income Fund	Delaware limited liability company company	April 13, 2026
Calamos Aksia Hedged Strategies Fund	Delaware limited liability company company	March 30, 2026
Calamos Aksia Private Equity and Alternatives Fund	Delaware limited liability company	March 30, 2026

EXHIBIT B

Services

CORE SERVICE LINES

I.	Transfer Agency and Investor Support Services

A.	Receive and process all orders for the purchase, exchange, transfer and/or repurchase of shares in accordance with the 1940 Act, applicable regulations, and as specified in the Trust’s Prospectus.

B.	Process purchase and repurchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Trust’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Monitor repurchase cap and apply if applicable and perform proration calculation as applicable.

D.	Pay proceeds for repurchase orders upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of shareholders.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.	Prepare and transmit payments, or apply reinvestments for income dividends and distributions declared by the Trust, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic investment and withdrawal, automatic investment and dividend reinvestment).

H.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus, and coordinate commission payments to dealers, when needed, outside of NSCC processes.

I.	Record the issuance of shares of the Trust and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended, a record of the total number of shares of the Trust which are authorized, issued and outstanding.

J.	Prepare ad-hoc reports as necessary at prevailing rates.

K.	As needed, mail shareholder reports, Prospectuses to all current shareholders, trade confirms and statements.

L.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends, distributions, repurchases, and any corresponding IRA tax reporting for all shareholders.

M.	Provide shareholder account information upon shareholder or Trust requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust, and maintain historical records for shareholder subscription documents, correspondence, statements, tax forms, and any related material received from or sent to shareholders.

N.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by a Trust, all as required by applicable federal and state tax laws and regulations.

O.	Provide the total number of shares of a Trust sold in each state to enable the Trust or its agent to monitor such sales for blue sky law purposes and fulfill state blue sky registrations, as applicable; provided that the Trust, not USBGFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

P.	Answer correspondence from Trust shareholders, securities brokers and others relating to USBGFS’ duties hereunder within required time periods established by applicable regulation.

Q.	Reimburse a Trust for all material losses resulting from “as of” processing errors for which USBGFS is responsible in accordance with USBGFS’ “as of” processing guidelines.

R.	Provide service and support to financial intermediaries including trade placements, settlements and corrections, and maintain a call center to support inquiries from investors.

S.	Calculate average assets held in shareholder accounts for purposes of paying 12b-1 and/or shareholder servicing fees as directed by the Trust.

T.	After receiving specific written authorization from an officer of the Trust, enter into an agreement on behalf of the Trust that appoints one or more designated financial intermediaries as agents of the Trust for the limited purpose of accepting orders for the purchase, exchange, and/or redemption of shares of the Trust in accordance with the Prospectus and Rule 22c-1 under the 1940 Act.

U.	Monitor and receive subscription documents from investors.

V.	Review subscription documents for completeness.

W.	Obtain investor demographic information.

X.	Receive subscription money and match to subscription document.

Y.	Maintain, monitor, and reconcile DDA and escrow accounts.

Z.	Obtain appropriate approvals and transfer money to the trading account.

AA.	Provide good-order, pending wire, pending sub-docs reports.

BB.	Conduct AML screening for new domestic investors, which shall include initial comparison of investor information against Identity Chek, OFAC and other watch lists; provide Fund with any exceptions. Systematically compare updates against investor name for each update of the OFAC list.

CC.	File Suspicious Activity Reports, if any, with the appropriate reporting authorities.

DD.	Provide AML certification report upon request.

EE.	Maintain and provide customer support to Fund investors and Advisor authorized employees in connection with the services set forth in Exhibit D hereto.

FF.	Act as the primary dividend reinvestment plan administrator and as liaison among all Fund service providers.

ADDITIONAL AND SUPPLEMENTAL SERVICES

Any additional or supplemental services not listed above may be provided from time to time upon mutual agreement of the parties, subject in all cases to the terms and conditions of this Agreement. Any such additional or supplemental services shall be provided at the fees specified on Exhibit C or at USBGFS’ then current standard rates for such services if not specified.

EXHIBIT C

Fees

[REDACTED]

EXHIBIT D

PA Port and Electronic Statements

1.	Services and Definitions

A.	Internet Access – Internet access by Shareholders to their account information (“Internet Service”). Internet Service is connected directly to the Trust group’s web site(s) through a transparent hyperlink. To the extent offered by the Trust, Shareholders can access, among other information, account information and portfolio holdings within the Trust, and view their transaction history.

B.	“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on Envision Financial Systems’ Power Agent fund record keeping system, with images available online via a secure web site.

C.	PA Port Online account access for direct investors, broker/dealers, financial planners, and registered investment advisers (“RIAs” through Power Agent’s fund record-keeping systems to authorized Users. This is made available to consenting end-users (“User”, as defined below) through the systems known as PA Port whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed.

D.	“Electronic Services” shall consist of those services set out in paragraph A through C above.

E.	“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.	Duties and Responsibilities of USBGFS

USBGFS shall:

A.	Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBGFS’ reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services for Electronic Services, which shall include review and approval of the Trusts’ network requirements, recommending method of establishing (and, as applicable, cooperate with the Trusts to implement and maintain) a hypertext link between the Electronic Services site and the Trusts’ web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Trusts’ employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBGFS to the Electronic Services customers, as determined solely by USBGFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Trusts’ web site(s) to electronically perform inquiries and create and transmit transaction requests to USBGFS.

E.	Address and mail, at the Trusts’ expense, notification and promotional mailings and other communications provided by the Trust to shareholders regarding the availability of the Electronic Services.

F.	Prepare and process new account applications received through the Electronic Services from shareholders determined by the Trusts to be eligible for such services and in connection with such, the Trusts agree as follows:

(1) to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2) the Trusts shall be responsible for any resulting gain/loss liability associated with the ACH process.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Trusts’ shares upon completion of the transaction.

H.	In addition to the requirements of Section 9 of the Agreement, utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBGFS use encryption weaker than 128-bit encryption or weaker than any stronger technology industry standard that becomes common for use in similar applications. USBGFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Trusts promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBGFS becomes aware and exercise commercially reasonable efforts to promptly restore the Electronic Services.

J.	Exercise commercially reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trust to USBGFS in writing from time to time, and all “point and click” features of the Electronic Services relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.	Establish and provide to the Trusts written procedures, which may be amended from time to time by USBGFS with the written consent of the Trusts, regarding End User access to the Electronic Services. Such written procedures shall establish security standards for the Electronic Services that comply with applicable law.

L.	Provide the Trusts with daily reports of transactions listing all purchases or transfers made by each End User separately. USBGFS shall also furnish the Trusts with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Trusts promptly with a copy of the auditor’s report .

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Trusts Internet site for a minimum period of twenty-four (24) months after delivery.

3.	Duties and Responsibilities of each Trust

Each Trust assumes exclusive responsibility for the consequences of any instructions it may give to USBGFS, for the Trust of End User’s failure to properly access the Electronic Services in the manner prescribed by USBGFS, and for the Trust to supply accurate information to USBGFS.

Also, each Trust shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBGFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Trust through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Trust shall provide USBGFS with the name of the host of the Trust’s web site server and shall notify USBGFS of any change to the Trust’s web site server host.

C.	Provide USBGFS with such information and/or access to the Trust web site(s) as is necessary for USBGFS to provide the Electronic Services to End Users.

D.	Promptly notify USBGFS of any problems or errors with the applicable Electronic Services of which the Trust becomes aware or any changes in policies or procedures of the Trust requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit D. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Trust’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit D is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit D and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit D, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.

6.	Compensation

USBGFS shall be compensated for providing the Electronic Services selected by the Trust from time to time in accordance with the fee schedule set forth in Exhibit C (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2 of this Exhibit, USBGFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBGFS’ sole liability to the Trust, or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBGFS hereunder shall be to use its best efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.	USBGFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust, and its trustees, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) arising out of or relating to any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Trust’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBGFS shall, at its own option and expense, either (i) procure for the Trust the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust, the Trust may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBGFS.

D.	Because the ability of USBGFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBGFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBGFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBGFS or its affiliates) that cause a disruption of the Electronic Services, unless USBGFS did not exercise reasonable care in following commercial standards to protect the Electronic Services.

E.	USBGFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBGFS’ data center as determined by the records maintained by USBGFS.

F.	Certain Electronic Services may permit the Trust to provision End Users. If the Trust undertakes to provision End Users, the Trust shall be solely responsible for providing access to End Users, removing access for End Users, and for maintaining appropriate safeguards over access credentials for End Users. USBGFS shall not be responsible for any unauthorized or improper use of the Electronic Services by such End Users or by any other person accessing the Electronic Services through the action or inaction of the Trust, or such End Users.

G.	Notwithstanding anything to the contrary contained herein, USBGFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBGFS. USBGFS is entitled to reasonably presume that all information and transaction requests submitted through the Electronic Services are genuine in the absence of actual information to the contrary. USBGFS will not be liable for any loss, liability, cost or expense for reasonably following instructions communicated through the Electronic Services, including fraudulent or unauthorized instructions.

8.	File Security and Retention; Confidentiality

A	In addition to the requirements of Section 9 of the Agreement, USBGFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trusts’ data bases, files, and other information provided by the Trusts to USBGFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Trust Files”). USBGFS security provisions with respect to the Electronic Services, the Trusts’ web site(s) and the Trust Files will be no less protected than USBGFS’ security provisions with respect to its own proprietary information. USBGFS agrees that any and all Trust Files maintained by USBGFS for the Trusts hereunder shall be available for inspection by the Trusts’ regulatory authorities during regular business hours, upon reasonable prior written notice to USBGFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act and other applicable laws. USBGFS will take such actions as are necessary to protect the intellectual property contained within the Trusts’ web site(s) or any software, written materials, or pictorial materials describing or creating the Trusts’ web site(s), including all interface designs or specifications. USBGFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Trusts’ web site(s). In addition, USBGFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBGFS’ delivery of the Electronic Services.

B	In addition to the requirements of Section 9 of the Agreement, USBGFS shall treat as confidential and not disclose or otherwise make available any of the Trusts’ lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBGFS. USBGFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBGFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit D for any reason and upon the Trusts’ request, USBGFS shall return to the Trusts, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C	Notwithstanding the above, USBGFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBGFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBGFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) End Users will no longer be able to access the Electronic Services and (ii) the Trust will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBGFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium, except to the extent the Trust is required to keep copies of such records under applicable law.